Exhibit 99.1

Bio-Path Holdings Expands Global Patent Portfolio

Builds on Global Intellectual Property Portfolio to Protect DNAbilize® Platform

HOUSTON – April 15, 2024 – Bio-Path Holdings, Inc., (NASDAQ:BPTH), a biotechnology company leveraging its proprietary DNAbilize® liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced the receipt of newly issued patents in Mexico, Australia and Japan, and updated investors on the extent of its global intellectual property portfolio.

Bio-Path has expanded its intellectual property portfolio by filing patent applications that are applicable to its technology and business strategy. Bio-Path’s patent portfolio currently includes five issued patents in the U.S. and 54 issued patents in foreign jurisdictions, providing protection in 21 countries.

“We continue our efforts to build protection around our platform as it safeguards our technology, is a deterrent to would-be competitors and creates value around our core competencies,” said Peter Nielsen, Chief Executive Officer of Bio-Path. “These efforts are designed to protect our investments and advance our clinical programs to bring new medicines to patients suffering with cancer.”

Bio-Path’s composition of matter patents are intended to protect encroachment from third parties on its proprietary products. This technology is solely owned by Bio-Path. These composition patents, including composition and methods of use patents covering the DNAbilize technology, should allow the Company to apply its core technology to new protein targets and receive an additional 20 years of patent exclusivity. On this basis, Bio-Path has one additional patent application allowed in the U.S. and five additional patent applications allowed in foreign jurisdictions, for a total of six additional patent grants expected this year. Further, the Company has five pending patent applications in the U.S. and 46 pending patent applications in key foreign jurisdictions across six families of applications, for a total of 51 pending applications.

Newly issued patents have been granted in Mexico, Australia, and Japan. Instituto Mexicano de la Propriedad Industrial (IMPI) has issued MX 409482 titled, “P-ethoxy nucleic acids for IGF-1R inhibition.” In addition, IP Australia issued three new patents: AU 2018255352 titled, “P-ethoxy nucleic acids for STAT3 inhibition;” AU 2018255353 titled, “P-ethoxy nucleic acids for IGF-1R inhibition;” and AU 2018254468 titled, “P-ethoxy nucleic acids for BCL2 inhibition.” Finally, the Japanese Patent Office has issued JP 7441002 titled, “P-ethoxy nucleic acids for liposomal formulation.”

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers, and BP1001-A, a drug product modification of prexigebersen, is in a Phase 1/1b study for solid tumors. The Company’s second product, BP1002, which targets the Bcl-2 protein, is being evaluated for the treatment of blood cancers and solid tumors, including lymphoma and acute myeloid leukemia. In addition, an IND application is expected to be filed for BP1003, a novel liposome-incorporated STAT3 antisense oligodeoxynucleotide developed by Bio-Path as a specific inhibitor of STAT3.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies, the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, the maintenance of intellectual property rights, that patents relating to existing or future patent applications will be issued or that any issued patents will provide meaningful protection of our drug candidates, the impact, risks and uncertainties related to global pandemics, including the COVID-19 pandemic, and actions taken by governmental authorities or others in connection therewith, and such other risks which are identified in Bio-Path's most recent Annual Report on Form 10-K, in any subsequent quarterly reports on Form 10-Q and in other reports that Bio-Path files with the Securities and Exchange Commission from time to time. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369